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                                                                    EXHIBIT 10.1

                                 AMENDMENT NO. 1
                                       TO
                              EMPLOYMENT AGREEMENT



         THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT is made and entered into this 22nd day of June, 2004 by and between CHICO'S FAS, INC., a Florida corporation (the "Company"), and SCOTT A. EDMONDS (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto have entered into that certain Employment Agreement dated December 29, 2003, by and between the Company and the Executive (the "Employment Agreement"); and

         WHEREAS, the Company and the Executive have agreed to amend the terms of the Employment Agreement in certain respects as set forth in this Amendment No. 1 to Employment Agreement (the "Amendment").

         NOW, THEREFORE, it is agreed as follows:

1.       BASIC SALARY

         Section 3(a) of the Employment Agreement shall be replaced in its entirety by the following, effective as of February 2, 2004:

                  (a) Basic Salary. The Employer shall pay to the Executive as compensation for all services rendered by the Executive during the Employment Term a basic annualized salary of $900,000 per year (the "Basic Salary"), or such other sum as the parties may agree on, in writing, from time to time, payable monthly or in other more frequent installments, as determined by the Employer. The Board of Directors of the Employer shall have the right to increase the Executive's compensation from time to time by action of the Board of Directors, provided that the Basic Salary may not be decreased, and, provided, further, once the Basic Salary is increased it may not be decreased below such increased amount. In addition, the Board of Directors of the Employer, in its discretion, may, with respect to any year during the term hereof, award a bonus or bonuses to the Executive in addition to the bonuses provided for in Section 3(b). The compensation provided for in this Section 3(a) shall be in addition to any pension or profit sharing payments set aside or allocated for the benefit of the Executive.

2.       DEATH OF EXECUTIVE

         Section 7(a) of the Employment Agreement shall be replaced in its entirety by the following:

         (a) Death of Executive. The Employment Term shall terminate automatically on the Executive's death. If the Executive dies during the Employment Term, the Employer shall pay to the Scott A. Edmonds Revocable Trust Agreement dated June 28,2001 as fully amended and restated




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April 21, 2004, and as further amended from time to time (the "Trust")
(or if such Trust is not in existence on the date of death of the Executive, to the estate of the Executive) such compensation, including any bonus compensation earned but not yet paid for any completed fiscal year, as would otherwise have been payable to the Executive up to the end of the month in which his death occurs, any unreimbursed business expenses payable in accordance with the Employer's policies, accrued but unused vacation payable in accordance with the Employer's policies, and all other payments and benefits to which the Executive may be entitled under the terms of any applicable plan, program, policy or arrangement (as modified herein). In addition, following the date of the Executive's death and for twelve (12) months thereafter, the Employer shall pay monthly the following amount to the Trust (or if such Trust is not in existence on the date of death of the Executive, to the estate of the Executive): the sum of (i) one (1) year's Basic Salary (as existing at the time of death) divided by twelve (12); and (ii) an amount equal to the greater of the Target Bonus or the highest actual bonus paid to the Executive in the three (3) fiscal years preceding the Executive's death and divided by twelve (12). The Employer shall have no additional financial obligation under this Agreement to the Executive, his estate or the Trust. After receiving the payments provided in this subparagraph (a), the Executive, his estate and the Trust shall have no further rights under this Agreement (other than the Executive's right to indemnification and directors and officers liability insurance as provided herein).

3.       MISCELLANEOUS

         Except to the extent specifically modified, added or deleted by this Amendment No. 1, the terms and provisions of the Employment Agreement shall otherwise remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment the day and year first above written.


                                 CHICO'S FAS, INC.


                                 By: /s/ Charles J. Kleman
                                    ------------------------------------------
                                    Charles J. Kleman, Chief Operating Officer,
                                    Executive Vice President - Finance
                                    and Chief Financial Officer

                                                "Company"



                                 /s/ Scott A. Edmonds
                                 ------------------------------------------
                                 SCOTT A. EDMONDS

                                               "Executive"